Exhibit 21



                              List of Subsidiaries



          IntegraMed America of Illinois, Inc., an Illinois corporation

        Women's Medical & Diagnostic Center, Inc., a Florida corporation

    National Menopause Foundation, Inc.(51% ownership), a Florida corporation

                 IVF America (MA), Inc., a Delaware corporation

                 IVF America (MI), Inc., a Delaware corporation

                 IVF America (NJ), Inc., a Delaware corporation

                 IVF America (NY), Inc., a Delaware corporation

                 IVF America (PA), Inc., a Delaware corporation